                                                                     EXHIBIT 2.6



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                                 AMENDMENT NO. 2

                                       TO

                               PURCHASE AGREEMENT

                                     BETWEEN

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

                                       AND

                                 SCANSOFT, INC.

                          DATED AS OF JANUARY 29, 2003




===============================================================================

         AMENDMENT NO. 2 TO PURCHASE AGREEMENT (this "Amendment"), dated as of January 29, 2003, between KONINKLIJKE PHILIPS ELECTRONICS N.V., a limited liability company organized under the laws of The Netherlands ("Seller") and ScanSoft, Inc., a Delaware corporation ("Purchaser") (each a "Party", and collectively, "Parties").

                              W I T N E S S E T H:

         WHEREAS, the Parties have entered into the Purchase Agreement, dated as of October 7, 2002, as amended by Amendment No. 1, dated as of December 20, 2002 (the "Original Purchase Agreement");

         WHEREAS, Parties desire to amend the Original Purchase Agreement to memorialize their agreements as set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                   AMENDMENTS

         Section 1.1 Defined Terms. Section 1.1 of the Original Purchase Agreement is amended as follows:

         (a) The defined term "Closing Time" is deleted.

         (b) The following new defined terms are inserted:

         "'German IP' shall have the same meaning as the term `IP' defined in the German IP Transfer Agreement."

         "'German IP Transfer Agreement' shall mean the Transfer Agreement between the Transferred Subsidiary and ScanSoft Belgium BVBA, dated as of January 30, 2003."

         "'Initial Closing' shall have the meaning set forth in Section 2.2."

         "'Subsequent Closing' shall have the meaning set forth in Section 2.2."

         "'Taiwan Cash Allowance Amount' shall have the meaning set forth in
Section 2.4(h)."

         "'Taiwan Cash Deficit Contribution Amount' shall have the meaning set forth in Section 2.3(j)."

         "'Taiwan Cash Deficit Contribution Statement' shall have the meaning set forth in Section 2.3(j)."

         "'Termination of Seller's Taiwan Obligations' shall have the meaning set forth in Section 2.2."

         Section 1.2 Two-stage Closing. Section 2.2 of the Original Purchase Agreement is amended and restated in its entirety as follows:

         "The closing of the Purchase provided for in Section 2.1 hereof (the `Closing') shall occur in two stages. In the first stage of the Closing (the `Initial Closing'), to occur at the offices of Sullivan & Cromwell LLP at 125 Broad Street, New York, NY 10004 at 8 a.m. New York City time on January 30, 2003, Seller shall cause the Transferred Subsidiary to sell, transfer, assign, convey and deliver to the applicable Local Purchaser, and Purchaser shall cause the applicable Local Purchaser to purchase, all of the Transferred Subsidiary's right, title and interest in and to the German IP, all as indicated and provided under the German IP Transfer Agreement. The portion of the Purchase Price to be paid for the German IP shall equal the value of such German IP as reflected in the valuation of assets contemplated by Section 2.1(a) herein. In the second stage of the Closing (the `Subsequent Closing'), to occur at the offices of Sullivan & Cromwell LLP at 125 Broad Street, New York, NY 10004 at 9 a.m. New York City time on January 30, 2003, Seller shall sell, transfer, assign, convey and deliver to Purchaser (or the applicable Local Purchaser), and Purchaser shall purchase, or cause the applicable Local Purchaser to purchase, the Transferred Shares and each Local Seller's right, title and interest in and to the Local Assets. The remainder of the Purchase Price not allocated to the German IP shall be deemed in consideration of such other Assets. The Initial Closing and the Subsequent Closing are referred to collectively as the `Closing', and the date on which both, the Initial Closing and the Subsequent Closing, are completed is herein called the `Closing Date'." Notwithstanding anything to the contrary in the German IP Transfer Agreement, the German IP Transfer Agreement shall not be interpreted to (nor shall it) (a) transfer any Proprietary Rights in addition to those transferred pursuant to the Technology Transfer and License Agreement or (b) change, expand or reduce any of the representations, warranties, rights or obligations contained in the Original Purchase Agreement (applicable to the Technology Transfer and License Agreement or Proprietary Rights) or the rights or obligations of the parties under the Technology Transfer and License Agreement. In case of any conflict between the German IP Agreement and either the Technology Transfer and License Agreement or the Original Purchase Agreement, each of Philips and ScanSoft agrees on behalf of itself and its affiliates and their respective successors and assigns that the Technology Transfer License Agreement and the Original Purchase Agreement supercede the German IP Agreement.

         Section 1.3 Certain Additional Changes to and Interpretations of the Original Purchase Agreement.

         (a) Section 4.24 is amended to replace the term "Closing Time" with "Closing".

         (b) The following text is added at the end of Section 5.17:

         "For the avoidance of doubt and notwithstanding anything to the contrary set forth in Section 5.4(e), (A) Purchaser shall reimburse Seller for one-half of any Taxes actually paid by Seller resulting from a reevaluation upwards of the contribution value of the German IP contributed to the Transferred Subsidiary as of November 1, 2002, but only to the extent that the additional value added does not exceed euro 2,700,000, and (B) Purchaser shall be solely responsible for and shall pay all Taxes incurred by it or the Transferred Subsidiary as a result of the Restructuring or the fact that the Closing will occur in two stages."

         (c) The following text is added at the end of Section 5.19:

         "Seller further covenants that it (a) hereby assigns to Purchaser all of its rights, title and interest in the URLs set forth on Exhibit L, and will deliver to Purchaser all documents reasonably necessary for Purchaser to be able to record and effect the transfer from Seller to Purchaser of such URLs, and (b) for a period commencing on February 1, 2003 and ending on July 30, 2003, will use its commercially reasonable efforts to automatically redirect the URLs set forth on Exhibit M to the websites identified by Purchaser. Seller further agrees to discuss in good faith with Purchaser the possibility of redirecting users visiting the `www.speech.com' URL who are seeking information related to the Business to the websites identified by Purchaser."

         (d) Wherever the term "Trademark Transfer Agreement" is used in the Original Purchase Agreement, it shall include one or more agreements providing for transfer of trademarks and similar Proprietary Rights, including the one agreement specifically for the transfer of certain international trademarks.

         Section 1.4 Operation of Business in Taiwan. To implement the agreement of the Parties that Seller will continue to operate the Business in Taiwan for a certain period of time after the Closing for the risk and account of Purchaser, the Original Purchase Agreement is amended as follows:

         (a) The following sentence is added at the end of the amended and restated Section 2.2 of the Original Purchase Agreement:

         "Notwithstanding the Closing, Seller will continue to operate the Business in Taiwan for the risk and account of Purchaser until the earlier of (x) such time as the assets and employees in Taiwan are transferred to Purchaser or the relevant Local Purchaser, or (y) April 30, 2003 (the `Termination of Seller's Taiwan Obligations')."

         (b) The following Section 2.3(j) is added immediately after Section 2.3(i):

         "Promptly after the Termination of Seller's Taiwan Obligations Seller shall deliver to Purchaser a statement (the `Taiwan Cash Deficit Contribution Statement') setting forth the amount of cash contributed to the operation of the Business in Taiwan between the Closing and the Termination of Seller's Taiwan Obligations in order to keep the Business in Taiwan operating in the ordinary course or as otherwise requested by Purchaser (the `Taiwan Cash Deficit Contribution Amount'), which statement shall bind the Parties in absence of error. Promptly after Purchaser's receipt from Seller of the Taiwan Cash Deficit Contribution Statement, (i) to the extent the Taiwan Cash Deficit Contribution Amount exceeds the Taiwan Cash Allowance Amount, Purchaser shall promptly pay Seller an amount equal to such excess, payable in immediately available funds, or (ii) to the extent the Taiwan Cash Deficit Contribution Amount is less than the Taiwan Cash Allowance Amount, Seller shall promptly pay Purchaser an amount equal to such difference, payable in immediately available funds."

         (c) The following paragraph is added immediately after Section 2.4(g):

         "In addition to the above, no later than February 3, 2003, Purchaser shall deliver to Seller euro 300,000 in cash by wire transfer in immediately available funds to an account designated by Seller in writing representing the estimated net cash flow and cash generation of the Business in Taiwan between the Closing and the Termination of Seller's Taiwan Obligations (the `Taiwan Cash Allowance Amount')."

         Section 1.5 Payroll Payments for the Month of January 2003. To implement the agreement of the Parties that it is more administratively convenient if Seller makes certain payroll payments for the month of January 2003 even if such payments have to be made after the Closing, the Original Purchase Agreement is amended as follows:

         (a) The following sentence is added at the end of Section 2.3(i):

         "Notwithstanding the above, the Cash Deficit Contribution Amount shall include all payroll payments for the month of January 2003 made by Seller to the Transferred Employees regardless of whether such payroll payments are made before or after the Closing."

         Section 1.6 Severance Payments in the U.K. and France. The following
Section 5.9(o) is added immediately after Section 5.9(n):

         "(o) Without limiting Purchaser's obligations and liabilities for severance and other costs and expenses in countries other than the U.K. and France, Purchaser shall be responsible for all liabilities and obligations to provide severance to Chris Aldeson employed in the U.K. and Jacques Delpierre employed in France and for all costs and expenses related to, arising out of, or incurred in connection with, providing such employees with notice of termination of employment, regardless of when such costs and expenses are incurred; provided, however, that the amount of such liabilities, obligations, costs and expenses shall not exceed (pound)43,000 for Chris Aldeson and an amount equal to the four-month salary for Jacques Delpierre (based on his average monthly salary for the year 2002)."

         Section 1.7 Aachen Lease. To implement the agreement of the Parties with respect to the Aachen Lease, the Original Purchase Agreement is amended as follows:

         (a) The following text is added at the end of Section 5.18:

         "If the Parties do not reach a mutually acceptable agreement with the landlord of the Aachen facility before the Closing, Seller shall sublease the Aachen facility to Purchaser for a period no longer than the period specified in the agreement evidencing the subleasing arrangement. Parties shall cooperate in good faith and shall use their commercially reasonable efforts to reach an agreement with the landlord of the Aachen facility to assign the lease to Purchaser and to release Seller from its obligations under the Aachen Lease. In connection therewith, Seller shall offer to, and if requested by the landlord, guarantee to the landlord, for a period ending March 31, 2006, Purchaser's performance under the Aachen Lease if the landlord accepts assignment of the Aachen Lease to Purchaser. Seller's agreement to so guarantee Purchaser's performance shall be conditioned on Purchaser's obligation to indemnify and hold Seller harmless against all liabilities, expenses and costs associated with Seller's guarantee of Purchaser's performance under the Aachen Lease. In support of such indemnification obligations of Purchaser, Purchaser shall place in escrow an amount of cash equal to six months of rent payments under the Aachen Lease. Such amounts shall be paid to Seller if Purchaser does not promptly indemnify Seller, as provided above, in an amount equal to such indemnification obligation, and shall be released from escrow in such

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         amounts and at such times so that no amounts remain in escrow in excess of the aggregate remaining amounts due under the Aachen Lease. Seller's obligations to so guarantee Purchaser's performance shall be conditioned on Seller and Purchaser entering into an escrow agreement reasonably acceptable to Seller and Purchaser to reflect the foregoing. Any restructuring of the Aachen Lease during the period in which Seller's guarantee is in effect shall require the prior written consent of Seller, not to be unreasonably withheld, if such restructuring would be reasonably likely to increase Seller's potential liability pursuant to such guarantee or would be reasonably likely to have any other adverse effect on Seller. In any event, Purchaser shall indemnify and hold Seller harmless against all liabilities, expenses and costs associated with the Aachen Lease to the extent such costs are not German Indemnified Liabilities to be settled through the German Liability Reserve Account regardless of whether the Aachen Lease is assigned to Purchaser or not."

         Section 1.8 Price Allocation Schedule. Schedule 2.1 setting forth allocation of the Purchase Price among the assets of the Transferred Subsidiary and the Local Assets (net of the Local Liabilities) is attached hereto as Exhibit N.

         Section 1.9 Non-Transferability of Note. The Promissory Note to be issued by Purchaser (or an Affiliate thereof) to the Transferred Subsidiary in consideration of the purchase of the German IP pursuant to the German IP Transfer Agreement shall be non-transferable prior to the Subsequent Closing.

                                   ARTICLE II
                                  MISCELLANEOUS

         Section 2.1 Definitions; Interpretations. All capitalized terms used but not defined in this Amendment have the meaning ascribed to them in the Original Purchase Agreement, and such terms are incorporated in this Amendment by reference. All other definitional provisions and rules of interpretation set forth in Article I of the Original Purchase Agreement shall apply to this Amendment.

         Section 2.2 Incorporation of Terms. The provisions of the Original Purchase Agreement set forth in Sections 9.1 (Notices), 9.3 (Assignment), 9.6 (Fulfillment of Obligations), 9.7 (Parties in Interest; No Third Party Beneficiaries), 9.8 (Public Disclosure), 9.10 (Expenses), 9.11 (Amounts Paid and Calculated in Euro; Receivables and Payable Currency), 9.13 (Governing Law and Venue; Waiver of Jury Trial), 9.14 (No Right to Dissolution Under Law; Textual Interpretation of this Agreement to Control), 9.15 (Counterparts), 9.16 (Headings), and 9.17 (Severability), thereof, are incorporated by reference herein as if fully set forth, except that references to "this Agreement" therein shall be deemed to refer to this Amendment.


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                  IN WITNESS WHEREOF, the Parties have executed or caused this
Amendment to be executed as of the date first written above.

                                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

                                      By: /s/ E. Coutinho
                                      ---------------------------------
                                            Name: E. Coutinho
                                            Title: Authorized Signatory


                                      SCANSOFT, INC.


                                      By: /s/ Michael K. Tivnan
                                      ---------------------------------

                                           Name: Michael K. Tivnan
                                           Title: President & COO

                                    EXHIBIT L
                             URLS TO BE TRANSFERRED

www.voicerequest.com
www.speechx.com
www.myspeech.com
www.license.voicerequest.com
www.pvd.voicerequest.com

                                    EXHIBIT M
                              URLS TO BE REDIRECTED

www.speech.philips.com/telephony
www.speech.philips.com/vc
ww2.philips.com.tw/psp/
www.philips.co.jp/psp/

                                    EXHIBIT N
                            PURCHASE PRICE ALLOCATION

                     -------------------------------------
                     USA                        18,027,000
                     -------------------------------------
                     Germany                    14,900,000
                     -------------------------------------
                     Taiwan                         57,000
                     -------------------------------------
                     Japan                          16,000
                     -------------------------------------
                     TOTAL                      33,000,000
                     -------------------------------------